Exhibit 99.1

For Immediate Release

OCTOBER 15 IRS TAX EXTENSION DEADLINE LOOMING — TAXMASTERS PREPARES SMALL BUSINESS OWNERS WITH 6-WEEK TAX PLAN

TaxMasters Offers Filing Tactics as IRS Deadline Approaches

HOUSTON—September 1, 2010—Understanding many sole proprietors are under the gun to follow up on the extensions they filed this past April 15, TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company and a leading provider of tax representation services, is sharing the ultimate 6-week plan designed to walk small businesses through the steps they need to meet the IRS’ October 15 deadline.

“As someone who started his own small businesses, I can completely understand the stresses that cause people to spend more time focused on making their company successful – not on paperwork,” said Patrick Cox, CEO of TaxMasters. “If businesspeople follow this

6-week plan, they’ll have the tools to not only meet the IRS’ deadline, but avoid harsh penalties, heavy interest payments, property liens, or even prosecution.”

This 6-Week Plan begins on September 1, 2010. Get out your calendars and get started:

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September 1 – Call your Accountant. Walk through the next 6 weeks to ensure that you can provide him or her with the right paperwork within the current timeframe. If you don't already have one, ask for a tax planner.

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September 2 – Collect your paperwork. Take it out of the shoebox or the file drawer where it has been piling up. Set aside 2 hours to physically locate and collect your 1099s, W2s, interest income statements, and all income statements for 2009. You may think you have everything in one place, but go and physically put your hands on that stuff and confirm you have it. TIP: Don't stop there. Call the IRS Telephone Assistance for Individuals (800-829-1040) and request that they fax to you all personal W-2 and 1099 forms they have on file for you for 2009. In addition, call the IRS Telephone Assistance for Businesses (800-829-4933) and request that they fax to you all business 1099 forms they have on file for you for 2009. Use what they fax you to cross-check your documentation. In most cases, go with what the IRS has on record if it differs from your information.

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September 6 – Commit. Have your paperwork ready for September 10 so you can send it all to your accountant. TIP: Make sure you are using software that your accountant uses – this could be something like QuickBooks or Excel.

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September 8 – Locate and collect all of your deduction information. Set aside four hours to find everything from mortgage interest to charitable contributions, investment losses as well as office and business expenses.

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September 9 – Finish compiling all paperwork. TIP: Use IRS Form 1040-Schedule C to categorize your deductions on the spreadsheet for your accountant. Download 1040-Schedule C from http://www.irs.gov/pub/irs-pdf/f1040sc.pdf and refer to Part II of the form.

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September 10 – Deliver everything to your accountant. Ask your accountant for the tax return to be ready on October 11 so that you have time for questions or problems preparing your return. Confirm that and make sure you are prepared to pay the accountant's fee at that time.

❒	October 11 – Pay the accountant and Pick up your return. TIP: Don't sign it or send it yet. Take the return home; set aside 24 hours to review it a couple times.

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October 12 – Review the return again. Compare it to your spreadsheet. Once you sign the return, you are responsible for its contents, so make sure you understand exactly what is in the return. If you have questions, call your accountant and work through the changes. Again, after you sign the return, the preparer is not responsible for it. You are. Make sure you understand everything in it.

❒	October 13 – Resolve any remaining questions. If you had questions to work through with your accountant, everything should be resolved by this date. If you agree with the return, sign it.

❒	October 15 – Pat yourself on the back for being compliant with the IRS. Write down any lessons learned and email them to yourself so next year will be easier.

What if you owe money to the IRS?

1.
If you owe less than $25k to the IRS, send the return certified mail with a check for your payment. If you can't afford to pay your tax liability in full, you can set up a payment plan using the IRS Online Payment Agreement Application http://www.irs.gov/individuals/article/0,,id=149373,00.html.

2.
If you owe more than $25k to the IRS, you have much more work to do. First, file your paperwork so that you are in compliance, but then contact your tax representative. TIP: While working out a payment plan with the IRS is a way to pay off tax debt you can't afford to pay in full, don't expect to be able to set up payment plans multiple years in a row. The IRS has no patience for taxpayers who don't correct their mistakes. Understand that you are paying interest first when engaging in an IRS payment arrangement. It may be more expensive to engage in a payment plan with the IRS than to take out a loan to pay the tax debt in full. Review your options before assuming that an IRS payment plan is the only path available to you.

3.
Collections - If you owe more than $25k, do not mail your return. Certified mail does not prove that you sent a valid return to the IRS, but only that you sent an envelope. If you owe more than $25k to the IRS, you need to take more precautions. If you owe more than $25k or if you are in collections for a previous tax year, walk into your local IRS office with two copies of your return. Hand them one copy and have them stamp your copy as received and keep it for your records. This is the only way to prove you filed that return on that day.

For more details, visit the TaxMasters’ blog at www.txmstrs.com/blog or the company’s Twitter feed, www.twitter.com/gotaxmasters.

About TaxMasters, Inc.

TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax representation firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers a full suite of services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt. Tax services from TaxMasters include IRS consultations, tax return preparation, settlement analysis, and assistance with IRS automated collections, Revenue Officer involvement and collection due process.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements

Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Investors/Media:

Suzanne McGee
(212) 651-4225